Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 5

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	100	$4.399	11/28/2025
Purchase of Common Stock	4,631	$4.305(1)	12/02/2025
Purchase of Common Stock	1,431	$4.3244(2)	12/03/2025
Purchase of Common Stock	5,100	$4.3065(3)	12/04/2025
Purchase of Common Stock	2,900	$4.3837(4)	12/05/2025
Purchase of Common Stock	6,200	$4.2068(5)	12/06/2025
Purchase of Common Stock	6,800	$4.4598(6)	12/09/2025
Purchase of Common Stock	13,200	$4.6182(7)	12/10/2025

Ault & Company, Inc.

Purchase of Common Stock	1,000	$4.309	12/02/2025

(1)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.305. The range of purchase prices on the transaction date was $4.2999 to $4.3052 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(2)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.3244. The range of purchase prices on the transaction date was $4.3116 to $4.3299 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(3)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.3065. The range of purchase prices on the transaction date was $4.305 to $4.3797 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(4)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.3837. The range of purchase prices on the transaction date was $4.3472 to $4.40 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(5)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.2068. The range of purchase prices on the transaction date was $4.1210 to $4.3499 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(6)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.4598. The range of purchase prices on the transaction date was $4.348 to $4.75 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(7)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.6182. The range of purchase prices on the transaction date was $4.4699 to $4.825 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.